Exhibit (a)(11)

HENNEFER & WOOD

JAMES A. HENNEFER (SBN 059490)

JOSEPH WOOD (SBN 103596)

425 California Street, 19th Floor

San Francisco, CA  94104-2296

Telephone: (415) 421-6100

Facsimile: (415) 421-1815

BLECHER & COLLINS, P.C.

MAXWELL M. BLECHER (SBN 026202)

JAMES ROBERT NOBLIN (SBN 114442)

611 West Sixth Street, 20th Floor

Los Angeles, California 90017-3120

Telephone:  (213) 622-4222

Facsimile: (213) 622-1656

Attorneys for Plaintiffs

SUPERIOR COURT OF CALIFORNIA
COUNTY OF SANTA CLARA
UNLIMITED CIVIL JURISDICTION

REBECCA PROCTOR, REX BROOKS,	)	Case No.: 1-04-CV-018977
JOHN DONOVAN, ROBERT NEEDLES et al. on	)
behalf of Siliconix, Inc., themselves and on behalf of	)	AMENDMENT TO FIRST AMENDED
all minority shareholders of Siliconix, Inc., similarly	)	COMPLAINT
situated,	)
Plaintiffs,	)
)
vs.	)
)
VISHAY INTERTECHNOLOGY, INC.;	)
VISHAY TEMIC SEMICONDUCTOR	)
ACQUISITION HOLDINGS CORPORATION;	)
SILICONIX, INC.; ERNST & YOUNG;	)
FELIX D. ZANDMAN and DOE 1 through DOE 20,	)
inclusive,	)
Defendants.	)
)
)
)

Pursuant to stipulation of the parties to this action and the order of the Court entered on that stipulation, plaintiffs, by and through their counsel, hereby amend their First Amended

Complaint in this action, which was filed on January 10, 2005, as follows:

Page 45 of the First Amended Complaint, line 20, is hereby amended from:

“WHEREFORE, plaintiffs pray judgment against defendants as follows:”

to state instead:

“WHEREFORE, plaintiffs pray judgment against defendants, except Siliconix, as follows:”

Dated: March , 2005	HENNEFER & WOOD

	By	/s/ James Hennefer
James A. Hennefer
Attorneys for Plaintiffs